Exhibit 99.1
Masimo Reports Fourth Quarter and Full Year 2013 Financial Results
Q4 2013 Highlights (compared to Q4 2012):

•	Total revenue, including royalties, rose 8% to $142.4 million
•	Product revenue rose 8% to $134.7 million
•	Masimo rainbow revenue rose 34% to $14.8 million
•	SET® and rainbow® SET® units shipments were 42,000
•	GAAP earnings per share was $0.16 including charges of $0.15 per share
Full Year 2013 Highlights (compared to 2012):

•	Total revenue, including royalties, rose 11% to $547.2 million
•	Product revenue rose 11% to $517.4 million
•	Masimo rainbow revenue rose 21% to $48.8 million
•	Shipped 168K Masimo SET® and rainbow® SET® units
•	GAAP earnings per share was $1.02, including Q4 charges of $0.15 per share
Irvine, California, February 13, 2014 - Masimo (NASDAQ: MASI) today announced its financial results for the fourth quarter and year ended December 28, 2013.
Masimo’s total fourth quarter revenue, including royalties, rose 8% to $142.4 million, compared to $132.2 million for the fourth quarter of 2012. Fourth quarter 2013 product revenue rose 8% to $134.7 million, compared to $125.3 million for the fourth quarter of 2012. The company’s worldwide direct product revenue grew 9% in the fourth quarter of 2013 and represented 86% of product revenue. OEM sales, which accounted for 14% of product revenue, declined by 1% compared to the same period in 2012. Revenue from sales of Masimo rainbow products rose 34% to $14.8 million in the fourth quarter, compared to $11.1 million in the year-ago period.
Net income for the fourth quarter of 2013 was $9.3 million, or $0.16 per diluted share, compared to net income of $15.0 million, or $0.26 per diluted share, in the fourth quarter of 2012. Net income for the fourth quarter of 2013 included pre-tax charges of $4.6 million related to selected inventory and equipment related write-downs related to accelerated technology transitions and $8.0 million in various charges related to the previously announced arbitration award ruling. Together, these combined charges reduced fourth quarter GAAP earnings per share by $0.15.
During the fourth quarter of 2013, the company shipped approximately 42,000 SET® pulse oximetry and rainbow® Pulse CO-Oximetry™ units, excluding handheld units, approximately level with the same prior-year period. Masimo estimates its worldwide installed base as of December 28, 2013 to be 1,205,000 units, up 11% from 1,088,000 units as of December 29, 2012.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo achieved many important objectives in 2013, including an 11% increase in our global installed base, increased adoption of pulse oximetry across the U.S. which helps clinicians screen for congenital heart disease in newborns, and the launch of Root™, which includes open architecture monitoring and connectivity features in CE Mark countries. We have begun 2014 with the CE Mark for O3™, our new tissue and cerebral oximetry device, and expect to announce other new products this year. In addition, we are confident that value engineering initiatives that we have put in place since 2012 will begin to result in increased product margin and improved product performance throughout 2014 and beyond.”
As of December 28, 2013, Masimo’s cash and cash equivalents were $95.5 million, compared to $71.6 million as of December 29, 2012. The change reflects primarily net cash generated from operations, offset by $19.8 million in cash used to repurchase one million shares of Masimo common stock in 2013.

2014 Financial Guidance
Masimo today is providing 2014 financial guidance. Masimo expects fiscal 2014 total revenues to be approximately $578 million to $598 million, including product revenues of $570 million and royalty revenues ranging between $8 million to $28 million. Included in the 2014 product revenue guidance is a rainbow revenue expectation of $60 million. In addition, Masimo expects fiscal 2014 GAAP earnings per share to range between $1.13 and $1.28. Each of the components of Masimo's guidance set forth above is an estimate only and actual performance could differ.
Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company's website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 54039233. After the live webcast, the call will be available on Masimo's website through March 15, 2014. In addition, a telephonic replay of the call will be available through February 27, 2014. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 54039233.
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve "unsolvable" problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET® Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of "Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®." Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2014 total, product, rainbow and royalty revenues and GAAP earnings per share; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management's current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors' assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the "Risk Factors" section of our most recent periodic reports filed with the Securities and Exchange Commission ("SEC"), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC's website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	December 28, 2013	December 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$95,466	$71,554
Accounts receivable, net of allowance for doubtful accounts	76,759	67,911
Royalties receivable	7,300	7,130
Inventories	56,813	47,358
Prepaid expenses	9,243	6,507
Prepaid income taxes	3,740	2,080
Deferred tax assets	19,636	12,911
Other current assets	2,841	3,896
Total current assets	271,798	219,347
Deferred cost of goods sold	61,714	52,103
Property and equipment, net	24,866	23,924
Intangible assets, net	28,104	27,363
Goodwill	22,793	22,824
Deferred tax assets	22,565	21,078
Other assets	6,822	8,022
Total assets	$438,662	$374,661
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$28,004	$27,033
Accrued compensation	29,486	25,021
Accrued liabilities	23,028	16,648
Income taxes payable	2,406	1,504
Deferred revenue	20,755	19,278
Current portion of capital lease obligations	111	55
Total current liabilities	103,790	89,539
Deferred revenue	566	576
Capital lease obligations, less current portion	225	60
Other liabilities	7,680	8,818
Total liabilities	112,261	98,993
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	57
Treasury stock	(83,454)	(63,664)
Additional paid-in capital	273,129	258,783
Accumulated other comprehensive income	3,995	3,542
Retained earnings	132,742	74,361
Total Masimo Corporation stockholders’ equity	326,469	273,079
Noncontrolling interest	(68)	2,589
Total equity	326,401	275,668
Total liabilities and equity	$438,662	$374,661

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue:
Product	$134,704	$125,284	$517,429	$464,928
Royalty	7,731	6,877	29,816	28,305
Total revenue	142,435	132,161	547,245	493,233
Cost of goods sold	51,899	44,980	188,418	166,982
Gross profit	90,536	87,181	358,827	326,251
Operating expenses:
Selling, general and administrative	55,933	51,567	215,469	193,948
Research and development	13,940	13,341	55,631	47,077
Litigation award and defense costs	8,010	—	8,010	—
Total operating expenses	77,883	64,908	279,110	241,025
Operating income	12,653	22,273	79,717	85,226
Non-operating expense	(751)	(1,273)	(3,991)	(1,405)
Income before provision for income taxes	11,902	21,000	75,726	83,821
Provision for income taxes	2,717	6,159	20,005	21,883
Net income including noncontrolling interest	9,185	14,841	55,721	61,938
Net loss attributable to noncontrolling interest	128	166	2,660	334
Net income attributable to Masimo Corporation stockholders	$9,313	$15,007	$58,381	$62,272

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.16	$0.26	$1.03	$1.08
Diluted	$0.16	$0.26	$1.02	$1.07

Weighted average shares used in per share calculations:
Basic	56,578	57,260	56,690	57,445
Diluted	57,824	58,145	57,480	58,374

Cash dividend declared per share	$—	$1.00	$—	$1.00

The following table presents details of the share-based compensation expense (benefit) that is included in each functional line item in the consolidated statements of income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Cost of goods sold	$30	$(6)	$354	$480
Selling, general and administrative	2,210	2,315	9,407	10,775
Research and development	414	755	1,913	2,842
Total	$2,654	$3,064	$11,674	$14,097

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Year ended December 28, 2013	Year ended December 29, 2012
Cash flows from operating activities:
Net income including noncontrolling interest	$55,721	$61,938
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	11,421	9,369
Share-based compensation	11,674	14,097
Loss on disposal of property and equipment	249	—
Provision for doubtful accounts	728	231
Benefit from deferred income taxes	(8,613)	(6,806)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	693	338
Excess tax deficit from share-based compensation arrangements	1,308	748
Realized foreign exchange gain on forward contracts	—	(586)
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,576)	(10,130)
Increase in royalties receivable	(170)	(28)
(Increase) decrease in inventories	(9,453)	539
Increase in deferred cost of goods sold	(9,594)	(409)
(Increase) decrease in prepaid expenses	(2,792)	186
(Increase) decrease in prepaid income taxes	(1,660)	1,255
Decrease (increase) in other assets	2,206	(2,193)
Increase (decrease) in accounts payable	968	(1,726)
Increase in accrued compensation	4,557	4,827
Increase in accrued liabilities	6,406	2,939
(Decrease) increase in income taxes payable	(381)	198
Increase in deferred revenue	1,467	2,850
Decrease in other liabilities	(842)	(2,203)
Net cash provided by operating activities	54,317	75,434
Cash flows from investing activities:
Purchases of property and equipment	(9,090)	(10,828)
Increase in intangible assets	(3,926)	(3,664)
Cash paid for acquisitions, net of cash acquired	—	(37,399)
Net cash used in investing activities	(13,016)	(51,891)
Cash flows from financing activities:
Repayments on capital lease obligations	(132)	(26)
Proceeds from issuance of common stock	3,289	1,642
Excess tax deficit from share-based compensation arrangements	(1,308)	(748)
Dividends paid	—	(57,275)
Repurchases of common stock	(19,790)	(26,268)
Net proceeds from settlement of forward contracts	—	586
Net cash used in financing activities	(17,941)	(82,089)
Effect of foreign currency exchange rates on cash	552	218
Net increase (decrease) in cash and cash equivalents	23,912	(58,328)
Cash and cash equivalents at beginning of period	71,554	129,882
Cash and cash equivalents at end of period	$95,466	$71,554